Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE
Contact:

Trevor Burns	Kate Walker
Investor Relations	Media Relations
trevor.burns@equifax.com	mediainquiries@equifax.com

Equifax Delivers Strong 11% Growth in Second Quarter 2026 Revenue; Signs Agreement to Acquire Círculo de Crédito; Doubling AI-Driven Cost Reduction Target To $150 Million; Returns $366 Million Cash to Shareholders

ATLANTA, JULY 21, 2026 -- Equifax® (NYSE: EFX) today announced financial results for the quarter ended June 30, 2026.

•Second quarter reported revenue of $1.700 billion, up a strong 11% with 10% local currency revenue growth.
•Diversified markets revenue up 7% on a reported basis, up 6% in local currency, with strong performances in Workforce Solutions and USIS.
•Workforce Solutions second quarter revenue up 7%. Verification Services revenue up 7% led by high double digit revenue growth in Talent Solutions and Consumer Lending. Strong execution in Government with agreements signed in First Half totaling about $300 million in annual contract value.
•USIS second quarter revenue up strong 17% with Diversified Markets revenue growth accelerating sequentially over 300 basis points to 6%. USIS Mortgage revenue up 40%.
•International second quarter revenue up 8% on a reported basis. Local currency revenue growth up 4% with high single digit revenue growth in Asia Pacific and mid single digit growth in Canada.
•Second quarter U.S. Mortgage revenue up very strong 25%.
•New Product Innovation leveraging the EFX Cloud, EFX.AI, and proprietary data delivered strong 16% new product Vitality Index.
•Doubling 2026-2028 AI-driven cost reduction target to $150 million.
•Returned $366 million in cash to shareholders through share repurchases and quarterly dividend.
•Signed a definitive agreement to acquire Círculo de Crédito, the fastest growing credit bureau in Mexico, for an enterprise value of $750 million. Expected to close in the fourth quarter of 2026.

“Equifax delivered a strong second quarter performance executing on our EFX2028 Strategic Priorities with reported revenue of $1.700 billion, up 11% on a reported basis, with 10% local currency revenue growth enabled by a 16% new product Vitality Index, above our 10% long-term goal, with double digit Vitality across all business units. Diversified Markets local currency revenue growth of 6% reflects strong revenue growth in Workforce Solutions and USIS. U.S. Mortgage revenue grew 25% and in line with our expectations despite higher mortgage rates throughout the second quarter.

Workforce Solutions delivered 7% revenue growth, with Diversified Markets growth of 6% led by strong high double digit growth in Talent Solutions and Consumer Lending. The Workforce Solutions Government team continues to execute well, signing new contract wins and renewals totaling about $300 million in annual contract value in the first half of 2026 that will principally benefit 2027 and beyond. Workforce Solutions Mortgage revenue was up 8%. USIS delivered strong revenue growth of 17%, with Diversified Markets revenue growth of 6%, which was up over 300 basis points sequentially and very strong 40% Mortgage revenue growth. International delivered 4% local currency revenue growth with high single digit revenue growth in Asia Pacific and mid single digit growth in Canada.

Equifax is on offense deploying EFX.AI to deliver higher-performing products, models and scores while driving AI agents and tools across our operations, technology, and support teams for productivity. We are doubling our AI-driven cost reduction goal set earlier in the year to $150 million from 2026 to 2028, reflecting the accelerating momentum deploying AI across EFX to drive speed, accuracy, and productivity.

Equifax signed a definitive agreement to acquire Círculo de Crédito, the fastest growing credit bureau in Mexico, for an enterprise value of $750 million. The acquisition fits perfectly in our balanced capital allocation framework, with our focus on highly accretive bolt-on acquisitions while continuing significant ongoing return of capital to shareholders and maintaining our strong investment grade balance sheet. Equifax returned $366 million of cash to shareholders in the quarter, including repurchasing 1.8 million shares, or about 1% of shares outstanding, for $300 million and paying $66 million in quarterly dividends,” said Mark W. Begor, Equifax Chief Executive Officer.

"Equifax is fundamentally a different company on how we go to market from Technology to Data & Analytics, EFX.AI capabilities, product focus, and AI-driven Operations all leveraging our Cloud technology investment and patented EFX.AI products and D&A capabilities. Equifax’s scale proprietary data is the foundation of our AI data moat and a big competitive advantage, and we are expanding our capabilities to leverage our unique, non-public data assets with EFX.AI and our Agentic AI capabilities to rapidly deliver higher-performing scores, models, and multi-market products to help our customers grow.

Our strong second quarter results reflect the resiliency of the broad-based Equifax business model in an increasingly uncertain economy. We are energized about the New Equifax and we expect to deliver higher growth, margins, and accelerating free cash flow, and returning cash to shareholders in the future."

Financial Results Summary

The Company reported revenue of $1,700.1 million in the second quarter of 2026, up 11 percent and 10 percent on a reported and local currency basis, respectively, compared to the second quarter of 2025.

Net income attributable to Equifax of $183.9 million was down 4 percent in the second quarter of 2026 compared to $191.3 million in the second quarter of 2025.

Diluted EPS attributable to Equifax was $1.54 per share in the second quarter of 2026, up 1 percent compared to $1.53 per share in the second quarter of 2025.

Workforce Solutions Second Quarter Results

•Total revenue was $705.4 million in the second quarter of 2026, up 7 percent compared to the second quarter of 2025. Operating margin for Workforce Solutions was 44.9 percent in the second quarter of 2026 compared to 46.4 percent in the second quarter of 2025. Adjusted EBITDA margin for Workforce Solutions was 52.1 percent in the second quarter of 2026 compared to 53.3 percent in the second quarter of 2025.
•Verification Services revenue was $607.6 million, up 7 percent compared to the second quarter of 2025.
•Employer Services revenue was $97.8 million, up 3 percent compared to the second quarter of 2025.

USIS Second Quarter Results

•Total revenue was $611.6 million in the second quarter of 2026, up 17 percent compared to the second quarter of 2025. Operating margin for USIS was 22.5 percent in the second quarter of 2026 compared to 22.6 percent in the second quarter of 2025. Adjusted EBITDA margin for USIS was 32.8 percent in the second quarter of 2026 compared to 35.0 percent in the second quarter of 2025.
•Online Information Solutions revenue was $545.4 million, up 19 percent compared to the second quarter of 2025.
•Financial Marketing Services revenue was $66.2 million, up 4 percent compared to the second quarter of 2025.

International Second Quarter Results

•Total revenue was $383.1 million in the second quarter of 2026, up 8 percent and up 4 percent compared to the second quarter of 2025 on a reported and local currency basis, respectively. Operating margin for International was 12.1 percent in the second quarter of 2026 compared to 10.9 percent in the second quarter of 2025. Adjusted EBITDA margin for International was 27.6 percent in the second quarter of 2026 compared to 26.4 percent in the second quarter of 2025.
•Latin America revenue was $109.0 million, up 9 percent compared to the second quarter of 2025 on a reported basis and up 3 percent on a local currency basis.
•Europe revenue was $101.1 million, up 2 percent compared to the second quarter of 2025 on a reported basis and up 1 percent on a local currency basis.
•Asia Pacific revenue was $99.7 million, up 17 percent compared to the second quarter of 2025 on a reported basis and up 7 percent on a local currency basis.
•Canada revenue was $73.3 million, up 6 percent compared to the second quarter of 2025 on a reported and local currency basis.

Adjusted EPS and Adjusted EBITDA Margin

•Adjusted EPS attributable to Equifax was $2.25 in the second quarter of 2026, up 13 percent compared to the second quarter of 2025.
•Adjusted EBITDA margin was 32.5 percent in the second quarter of 2026, flat compared to the second quarter of 2025.
•These financial measures exclude certain items as described further in the Non-GAAP Financial Measures section below.

2026 Third Quarter and Full Year Guidance
	Q3 2026		FY 2026
	Low-End	High-End	Low-End	High-End
Reported Revenue	$1.680 billion	$1.710 billion	$6.710 billion	$6.780 billion
Reported Revenue Growth	8.7%	10.7%	10.5%	11.6%
Local Currency Growth (1)	8.4%	10.4%	9.8%	10.9%
Organic Local Currency Growth (1)	8.3%	10.3%	9.7%	10.8%
Adjusted Earnings Per Share	$2.15 per share	$2.25 per share	$8.39 per share	$8.69 per share

(1)Refer to page 9 for definitions. Additionally, the definitions can be found in the Non-GAAP Financial Measures below.

About Equifax

At Equifax (NYSE: EFX), we believe knowledge drives progress. As a global data, analytics, and technology company, we play an essential role in the global economy by helping financial institutions, companies, employers, and government agencies make critical decisions with greater confidence. Our unique blend of differentiated data, analytics, and cloud technology drives insights to power decisions to move people forward. Headquartered in Atlanta and supported by approximately 15,000 employees worldwide, Equifax operates or has investments in 24 countries in North America, Central and South America, Europe, and the Asia Pacific region. For more information, visit www.equifax.com.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call on July 21, 2026 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast and related presentation materials, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which is diluted EPS attributable to Equifax adjusted (to the extent noted above for different periods) for acquisition-related amortization expense of certain acquired intangibles, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, gain on sale of an equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, antitrust litigation costs and an accrual for a legal settlement. All adjustments are net of tax, with a reconciling item with the aggregated tax impact of the adjustments. This earnings release also presents (i) adjusted EBITDA and adjusted EBITDA margin, which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items, (ii) local currency revenue change, which is calculated by conforming 2026 results using 2025 exchange rates, (iii) organic local currency revenue growth, which is defined as local currency revenue growth, adjusted to reflect an increase in prior year Equifax revenue from the revenue of acquired companies in the prior year period, (iv) free cash flow, which is defined as cash provided by operating activities less capital expenditures, and (v) cash conversion, which is defined as the ratio of free cash flow to adjusted net income. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/Financial Information/Non-GAAP Financial Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, revenue growth, results of operations and financial performance, strategic initiatives, business plans, prospects and opportunities, the U.S. mortgage market, economic conditions and effective tax rates.

While Equifax believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors relate to (i) actions taken by us, including, but not limited to, restructuring actions, strategic initiatives (such as our cloud technology transformation), capital investments and asset acquisitions or dispositions, as well as (ii) developments beyond our control, including, but not limited to, changes in the U.S. mortgage market environment and changes more generally in U.S. and worldwide economic conditions (including resulting from changes in interest rates and inflation levels, the evolving impact of tariffs and geopolitical conflicts) that materially impact consumer spending, home prices, investment values, consumer debt, unemployment rates and the demand for Equifax’s products and services. Deteriorations in economic conditions or increases in interest rates could lead to a decline in demand for our products and services and negatively impact our business. It may also impact financial markets and corporate credit markets, which could adversely impact our access to financing or the terms of any financing.

Other risk factors relevant to our business include: (i) any compromise of Equifax, customer or consumer information due to security breaches and other disruptions to our information technology infrastructure; (ii) the failure to achieve and maintain key industry or technical certifications; (iii) the failure to realize the anticipated benefits of our cloud technology transformation strategy; (iv) operational disruptions and strain on our resources caused by our transition to cloud-based technologies; (v) our ability to meet customer requirements for high system availability and response time performance; (vi) effects on our business if we provide inaccurate or unreliable data to customers; (vii) our ability to maintain access to credit, employment, financial and other data from external sources; (viii) the impact of competition; (ix) our ability to maintain relationships with key customers and business partners; (x) our ability to successfully introduce new products, services and analytical capabilities; (xi) the impact on the demand for some of our products and services due to the availability of free or less expensive consumer information; (xii) our ability to comply with our obligations under settlement agreements arising out of a material cybersecurity incident in 2017; (xiii) potential adverse developments in new and pending legal proceedings, government investigations and regulatory enforcement actions; (xiv) changes in, and the effects of, laws, regulations and government policies governing our business, including oversight by the Consumer Financial Protection Bureau in the U.S., the U.K. Financial Conduct Authority and Information Commissioner’s Office in the U.K., and the Office of Australian Information Commission and the Australian Competition and Consumer Commission in Australia; (xv) the impact of privacy, cybersecurity, artificial intelligence or other data-related laws and regulations; (xvi) the economic, political and other risks associated with international sales and operations; (xvii) the impact on our reputation and business from our responsible business commitments and disclosures; (xviii) our ability to realize the anticipated strategic and financial benefits from our acquisitions, joint ventures and other alliances; (xix) any damage to our reputation due to our dependence on outsourcing certain portions of our operations; (xx) the termination or suspension of our government contracts; (xxi) the impact of infringement or misappropriation of intellectual property by us against third parties or by third parties against us; (xxii) an increase in our cost of borrowing and our ability to access the capital markets due to a credit rating downgrade; (xxiii) our ability to hire and retain key personnel; (xxiv) the impact of adverse changes in the financial markets and corresponding effects on our retirement and post-retirement pension plans; (xxv) the impact of health epidemics, pandemics and similar outbreaks on our business; and (xxvi) risks associated with our use of certain artificial intelligence and machine learning models and systems.

A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2025 including without limitation under the captions “Item 1. Business -- Governmental Regulation,” “-- Forward-Looking Statements” and “Item 1A. Risk Factors” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and Equifax disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,
	2026	2025
(In millions, except per share amounts)
Operating revenue	$1,700.1	$1,537.0
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	773.7	664.6
Selling, general and administrative expenses	422.5	384.2
Depreciation and amortization	189.7	177.4
Total operating expenses	1,385.9	1,226.2
Operating income	314.2	310.8
Interest expense	(59.8)	(53.1)
Other income, net	2.5	3.6
Consolidated income before income taxes	256.9	261.3
Provision for income taxes	(71.8)	(68.7)
Consolidated net income	185.1	192.6
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(1.2)	(1.3)
Net income attributable to Equifax	$183.9	$191.3
Basic earnings per common share:
Net income attributable to Equifax	$1.55	$1.54
Weighted-average shares used in computing basic earnings per share	118.4	124.0
Diluted earnings per common share:
Net income attributable to Equifax	$1.54	$1.53
Weighted-average shares used in computing diluted earnings per share	119.2	125.0
Dividends per common share	$0.56	$0.50

EQUIFAX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$170.1	$180.8
Trade accounts receivable, net of allowance for doubtful accounts of $20.5 and $20.2 at June 30, 2026 and December 31, 2025, respectively	1,104.0	1,012.7
Prepaid expenses	166.5	144.2
Other current assets	140.7	74.5
Total current assets	1,581.3	1,412.2
Property and equipment:
Capitalized internal-use software and system costs	2,885.9	3,098.2
Data processing equipment and furniture	231.5	239.3
Land, buildings and improvements	296.7	299.6
Total property and equipment	3,414.1	3,637.1
Less accumulated depreciation and amortization	(1,484.9)	(1,704.7)
Total property and equipment, net	1,929.2	1,932.4
Goodwill	6,792.8	6,745.7
Indefinite-lived intangible assets	94.7	94.8
Purchased intangible assets, net	1,224.2	1,331.3
Other assets, net	359.6	347.8
Total assets	$11,981.8	$11,864.2
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$1,410.3	$1,038.0
Accounts payable	126.6	206.4
Accrued expenses	331.0	276.3
Accrued salaries and bonuses	165.9	286.1
Deferred revenue	101.2	101.2
Other current liabilities	490.5	427.4
Total current liabilities	2,625.5	2,335.4
Long-term debt	4,056.8	4,055.3
Deferred income tax liabilities, net	424.5	390.8
Long-term pension and other postretirement benefit liabilities	101.8	103.4
Other long-term liabilities	253.3	241.1
Total liabilities	7,461.9	7,126.0
Redeemable noncontrolling interests	121.5	114.4
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at June 30, 2026 and December 31, 2025; Outstanding shares - 117.6 and 120.4 at June 30, 2026 and December 31, 2025, respectively	236.6	236.6
Paid-in capital	2,082.7	2,023.4
Retained earnings	6,666.3	6,445.1
Accumulated other comprehensive loss	(460.1)	(517.1)
Treasury stock, at cost, 71.1 and 68.3 shares at June 30, 2026 and December 31, 2025, respectively	(4,139.4)	(3,577.8)
Stock held by employee benefits trusts, at cost, 0.6 shares at June 30, 2026 and December 31, 2025	(5.9)	(5.9)
Total Equifax shareholders’ equity	4,380.2	4,604.3
Noncontrolling interests	18.2	19.5
Total shareholders' equity	4,398.4	4,623.8
Total liabilities, redeemable noncontrolling interests, and shareholders' equity	$11,981.8	$11,864.2

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2026	2025
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$358.4	$326.4
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	376.2	355.7
Stock-based compensation expense	60.5	46.6
Deferred income taxes	38.0	(7.3)
Gain on sale of equity investment	—	(0.8)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(91.2)	(69.0)
Other assets, current and long-term	(119.3)	(24.8)
Current and long term liabilities, excluding debt	(40.9)	(41.8)
Cash provided by operating activities	581.7	585.0
Investing activities:
Capital expenditures	(255.4)	(229.4)
Cash received from divestitures	—	0.8
Cash used in investing activities	(255.4)	(228.6)
Financing activities:
Net short-term borrowings (payments)	647.8	(115.9)
Payments on long-term debt	(276.4)	—
Treasury stock purchases	(560.0)	(127.4)
Payment of share repurchase excise tax	(8.3)	—
Dividends paid to Equifax shareholders	(133.5)	(110.5)
Distributions paid to noncontrolling interests	(5.6)	(4.2)
Proceeds from exercise of stock options and employee stock purchase plan	16.8	24.4
Payment of taxes related to settlement of equity awards	(15.4)	(13.2)
Debt issuance costs	(0.3)	—
Cash used in financing activities	(334.9)	(346.8)
Effect of foreign currency exchange rates on cash and cash equivalents	(2.1)	9.5
(Decrease) increase in cash and cash equivalents	(10.7)	19.1
Cash and cash equivalents, beginning of period	180.8	169.9
Cash and cash equivalents, end of period	$170.1	$189.0

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three Months Ended June 30,
					Local Currency	Organic Local Currency
Operating revenue:	2026	2025	$ Change	% Change	% Change (1)	% Change (2)
Verification Services	$607.6	$567.1	$40.5	7%		7%
Employer Services	97.8	95.0	2.8	3%		3%
Total Workforce Solutions	705.4	662.1	43.3	7%		6%
Online Information Solutions	545.4	457.8	87.6	19%		19%
Financial Marketing Services	66.2	63.7	2.5	4%		4%
Total U.S. Information Solutions	611.6	521.5	90.1	17%		17%
Latin America	109.0	99.6	9.4	9%	3%	3%
Europe	101.1	99.2	1.9	2%	1%	1%
Asia Pacific	99.7	85.3	14.4	17%	7%	7%
Canada	73.3	69.3	4.0	6%	6%	6%
Total International	383.1	353.4	29.7	8%	4%	4%
Total operating revenue	$1,700.1	$1,537.0	$163.1	11%	10%	9%

(1)Local currency revenue change is calculated by conforming 2026 results using 2025 exchange rates.

(2)Organic local currency revenue growth is defined as local currency revenue growth, adjusted to reflect an increase in prior year Equifax revenue from the revenue of acquired companies in the prior year period. This adjustment is made for 12 months following the acquisition.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A. Reconciliation of net income attributable to Equifax to adjusted net income attributable to Equifax and adjusted diluted EPS attributable to Equifax, defined as net income and EPS, respectively, each adjusted for acquisition-related amortization expense of certain acquired intangibles, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, gain on sale of an equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, antitrust litigation costs, accrual for a legal settlement and aggregated tax impact of these adjustments:

	Three Months Ended June 30,
(In millions, except per share amounts)	2026	2025	$ Change	% Change
Net income attributable to Equifax	$183.9	$191.3	$(7.4)	(4)%
Acquisition-related amortization expense of certain acquired intangibles (1)	61.2	62.5	(1.3)	(2)%
Accrual for legal and regulatory matters related to the 2017 cybersecurity incident (2)	0.4	0.4	—	—%
Gain on sale of equity investment (3)	—	(0.8)	0.8	nm
Foreign currency impact of certain intercompany loans (4)	—	(0.1)	0.1	nm
Acquisition-related costs other than acquisition amortization (5)	7.0	6.1	0.9	15%
Income tax effects of stock awards that are recognized upon vesting or settlement (6)	—	(0.7)	0.7	nm
Argentina highly inflationary foreign currency adjustment (7)	0.6	1.3	(0.7)	(54)%
Realignment of resources and other costs (8)	—	4.6	(4.6)	nm
Antitrust litigation costs (9)	0.6	—	0.6	nm
Accrual for a legal settlement (10)	40.0	—	40.0	nm
Tax impact of adjustments (11)	(25.1)	(14.9)	(10.2)	68%
Adjusted net income attributable to Equifax	$268.6	$249.7	$18.9	8%
Adjusted diluted EPS attributable to Equifax	$2.25	$2.00	$0.25	13%
Weighted-average shares used in computing diluted EPS	119.2	125.0

nm - not meaningful

(1)During the second quarter of 2026, we recorded acquisition-related amortization expense of certain acquired intangibles of $61.2 million ($48.9 million, net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $12.3 million of tax is comprised of $16.3 million of tax expense, net of $4.0 million of a cash income tax benefit. During the second quarter of 2025, we recorded acquisition-related amortization expense of certain acquired intangibles of $62.5 million ($50.0 million, net of tax). The $12.5 million of tax is comprised of $16.6 million of tax expense, net of $4.1 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.

(2)During the second quarter of 2026 and 2025, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.4 million. See the Notes to this reconciliation for additional detail.
(3)During the second quarter of 2025, we recorded a gain on sale of an equity investment of $0.8 million ($0.4 million), net of tax). The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

(4)During the second quarter of 2025, we recorded a foreign currency gain of $0.1 million on certain intercompany loans. The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.

(5)During the second quarter of 2026 and 2025, we recorded $7.0 million ($4.1 million, net of tax) and $6.1 million ($4.4 million, net of tax), respectively, for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisition activity and were recorded in operating income. See the Notes to this reconciliation for additional detail.

(6)During the second quarter of 2025, we recorded a tax benefit of $0.7 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.

(7)Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. During the second quarter of 2026 and 2025, we recorded a foreign currency loss of $0.6 million and $1.3 million, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(8)During the second quarter of 2025, we recorded $4.6 million ($3.5 million, net of tax) of restructuring charges related to contract terminations, which relate to our efforts to complete our cloud technology transformation. See the Notes to this reconciliation for additional detail.

(9)During the second quarter of 2026, we recorded costs related to antitrust litigation pertaining to our Workforce Solutions business unit in the amount of $0.6 million ($0.5 million, net of tax). See the Notes to this reconciliation for additional detail.

(10) During the second quarter of 2026, we recorded an accrual of $100.0 million, which net of expected insurance proceeds of $60.0 million, resulted in a charge of $40.0 million ($30.2 million, net of tax), for a legal settlement associated with the resolution of claims related to a previously-disclosed coding issue. See the Notes to this reconciliation for additional detail.

(11) During the second quarter of 2026, we recorded the tax impact of adjustments of $25.1 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $12.3 million ($16.3 million of tax expense, net of $4.0 million of cash income tax benefit), (ii) a tax adjustment of $2.9 million related to acquisition-related costs other than acquisition amortization, (iii) a tax adjustment of $0.1 million related to antitrust litigation costs and (iv) a tax adjustment of $9.8 million related to an accrual for a legal settlement.

During the second quarter of 2025, we recorded the tax impact of adjustments of $14.9 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $12.5 million ($16.6 million of tax expense, net of $4.1 million of cash income tax benefit), (ii) a tax adjustment of $0.4 million related to the gain on sale of an equity investments, (iii) a tax adjustment of $1.7 million related to acquisition-related costs other than acquisition amortization, and (iv) a tax adjustment of $1.1 million related to restructuring charges.

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, defined as net income excluding income taxes, interest expense, net, depreciation and amortization expense, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, gain on sale of an equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, antitrust litigation costs, accrual for a legal settlement and presentation of adjusted EBITDA margin:

	Three Months Ended June 30,
(In millions)	2026	2025	$ Change	% Change
Revenue	$1,700.1	$1,537.0	$163.1	11%

Net income attributable to Equifax	$183.9	$191.3	$(7.4)	(4)%
Income taxes	71.8	68.7	3.1	5%
Interest expense, net*	58.1	50.4	7.7	15%
Depreciation and amortization	189.7	177.4	12.3	7%
Accrual for legal and regulatory matters related to 2017 cybersecurity incident (1)	0.4	0.4	—	—%
Gain on sale of equity investment (2)	—	(0.8)	0.8	nm
Foreign currency impact of certain intercompany loans (3)	—	(0.1)	0.1	nm
Acquisition-related costs other than acquisition amortization (4)	7.0	6.1	0.9	15%
Argentina highly inflationary foreign currency adjustment (5)	0.6	1.3	(0.7)	(54)%
Realignment of resources and other costs (6)	—	4.6	(4.6)	nm
Antitrust litigation costs (7)	0.6	—	0.6	nm
Accrual for a legal settlement (8)	40.0	—	40.0	nm
Adjusted EBITDA, excluding the items listed above	$552.1	$499.3	$52.8	11%
Adjusted EBITDA margin	32.5%	32.5%

nm - not meaningful
*Excludes interest income of $1.7 million in the second quarter of 2026 and $2.7 million in the second quarter of 2025.

(1)During the second quarter of 2026 and 2025, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.4 million. See the Notes to this reconciliation for additional detail.

(2)During the second quarter of 2025, we recorded a gain on sale of an equity investment of $0.8 million ($0.4 million), net of tax). The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

(3)During the second quarter of 2025, we recorded a foreign currency gain of $0.1 million on certain intercompany loans. The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.

(4)During the second quarter of 2026 and 2025, we recorded $7.0 million ($4.1 million, net of tax) and $6.1 million ($4.4 million, net of tax), respectively, for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisition activity and were recorded in operating income. See the Notes to this reconciliation for additional detail.

(5)Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. During the second quarter of 2026 and 2025, we recorded a foreign currency loss of $0.6 million and $1.3 million, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(6)During the second quarter of 2025, we recorded $4.6 million ($3.5 million, net of tax) of restructuring charges related to contract terminations, which relate to our efforts to complete our cloud technology transformation. See the Notes to this reconciliation for additional detail.

(7)During the second quarter of 2026, we recorded costs related to antitrust litigation pertaining to our Workforce Solutions business unit in the amount of $0.6 million ($0.5 million net of tax). See the Notes to this reconciliation for additional detail.

(8)During the second quarter of 2026, we recorded an accrual of $100.0 million, which, net of expected insurance proceeds of $60.0 million, resulted in a charge of $40.0 million ($30.2 million, net of tax), for a legal settlement associated with the resolution of claims related to a previously-disclosed coding issue. See the Notes to this reconciliation for additional detail.

C. Reconciliation of operating income by segment to Adjusted EBITDA, excluding depreciation and amortization expense, other income, net, noncontrolling interest, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, gain on sale of an equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, antitrust litigation costs, accrual for a legal settlement and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three Months Ended June 30, 2026
	Workforce Solutions	U.S. Information Solutions	International	General Corporate Expense	Total

Revenue	$705.4	$611.6	$383.1	—	$1,700.1
Operating income	316.7	137.8	46.3	(186.6)	314.2
Depreciation and amortization	49.6	61.9	53.5	24.7	189.7
Other income (expense), net*	—	0.5	1.5	(1.2)	0.8
Noncontrolling interest	—	—	(1.2)	—	(1.2)
Adjustments (1)	1.2	0.2	5.8	41.4	48.6
Adjusted EBITDA	$367.5	$200.4	$105.9	$(121.7)	$552.1
Operating margin	44.9%	22.5%	12.1%	nm	18.5%
Adjusted EBITDA margin	52.1%	32.8%	27.6%	nm	32.5%

nm - not meaningful
*Excludes interest income of $1.1 million in International and $0.6 million in General Corporate Expense.

(In millions)	Three Months Ended June 30, 2025
	Workforce Solutions	U.S. Information Solutions	International	General Corporate Expense	Total

Revenue	$662.1	$521.5	$353.4	—	$1,537.0
Operating income	307.3	118.0	38.6	(153.1)	310.8
Depreciation and amortization	44.8	62.8	46.1	23.7	177.4
Other (expense) income, net*	(0.1)	0.7	1.4	(1.1)	0.9
Noncontrolling interest	—	—	(1.3)	—	(1.3)
Adjustments (1)	1.1	0.9	8.6	0.9	11.5
Adjusted EBITDA	$353.1	$182.4	$93.4	$(129.6)	$499.3
Operating margin	46.4%	22.6%	10.9%	nm	20.2%
Adjusted EBITDA margin	53.3%	35.0%	26.4%	nm	32.5%

nm - not meaningful
*Excludes interest income of $2.3 million in International and $0.4 million in General Corporate Expense.

(1)During the second quarter of 2026, we recorded pre-tax expenses of $0.4 million for an accrual for legal and regulatory matters related to the 2017 cybersecurity incident, $7.0 million for acquisition-related costs other than acquisition amortization, $0.6 million for a foreign currency loss related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy, $0.6 million of antitrust litigation costs, and $40.0 million for an accrual for a legal settlement, net of expected insurance proceeds.

During the second quarter of 2025, we recorded pre-tax expenses of $0.4 million for an accrual for legal and regulatory matters related to the 2017 cybersecurity incident, an $0.8 million gain on sale of an equity investment, a $0.1 million foreign currency gain on certain intercompany loans, $6.1 million for acquisition-related costs other than acquisition amortization, a foreign currency loss of $1.3 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy, and $4.6 million of restructuring charges for the realignment of resources and other costs.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense - During the second quarter of 2026 and 2025, we recorded acquisition-related amortization expense of certain acquired intangibles of $61.2 million ($48.9 million, net of tax) and $62.5 million ($50.0 million, net of tax), respectively. We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Accrual for legal and regulatory matters related to the 2017 cybersecurity incident - Accrual for legal and regulatory matters related to the 2017 cybersecurity incident includes legal fees to respond to subsequent litigation and government investigations for both periods presented. During the second quarter of 2026 and 2025, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.4 million. Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Gain on sale of equity investment - During the second quarter of 2025 we recorded a gain on sale of an equity investment of $0.8 million ($0.4 million, net of tax). Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended June 30, 2025, since the non-operating gain is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Foreign currency impact of certain intercompany loans - During the second quarter of 2025, we recorded a gain of $0.1 million related to foreign currency impact of certain intercompany loans. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Acquisition-related costs other than acquisition amortization - During the second quarter of 2026 and 2025, we recorded $7.0 million ($4.1 million, net of tax) and $6.1 million ($4.4 million, net of tax), respectively, for acquisition-related costs other than acquisition amortization. These costs primarily related to transaction and integration costs resulting from recent acquisitions and were recorded in operating income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting, and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - During the second quarter of 2025, we recorded a tax benefit of $0.7 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three months ended June 30, 2025 because these amounts are non-operating and relate to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Argentina highly inflationary foreign currency adjustment - Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. We recorded a foreign currency loss of $0.6 million and $1.3 million during the second quarter of 2026 and 2025, respectively, as a result of remeasuring the peso denominated monetary assets and liabilities due to Argentina being highly inflationary. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Charge related to the realignment of resources and other costs - During the second quarter of 2025, we recorded $4.6 million ($3.5 million, net of tax) of restructuring charges related to contract terminations, which relate to our efforts to complete our cloud technology transformation. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Antitrust litigation costs - Antitrust litigation costs include legal fees to respond to antitrust litigation pertaining to our Workforce Solutions business unit. During the second quarter of 2026, we recorded costs related to antitrust litigation pertaining to our Workforce Solutions business unit in the amount of $0.6 million ($0.5 million, net of tax). Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis, as these legal matters are outside of the normal course of Equifax’s continuing business operations. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Accrual for a legal settlement - During the second quarter of 2026, we recorded an accrual of $100.0 million, which net of expected insurance proceeds of $60.0 million, resulted in a charge of $40.0 million ($30.2 million, net of tax) for a legal settlement associated with the resolution of claims related to a previously-disclosed coding issue, which represents our best estimate of the liability related to settlement of this matter. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended June 30, 2026, because a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and EBITDA margin - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.